EXHIBIT 5.1
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                         [JAMES L. VANDEBERG LETTERHEAD]


November  4,  2003

Koala  International  Wireless  Inc.
34  Couples  Gallery
Ballantrae,  Ontario,  Canada
L4A  IM6

Attn:  Board  of  Directors

Re:     Registration Statement on Form S-8 of Koala International Wireless Inc.;
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Ladies  and  Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by you on November 4, 2003,and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of Eight Million (8,000,000) shares of your common stock, par value of $0.001 per share (the "Common Stock"), which will be issuable under the Koala International Wireless Inc. Consulting Agreements (the "Plan").

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.

Very  truly  yours,

JAMES  L.  VANDEBERG.

/s/  James  L.  Vandeberg

James  L.  Vandeberg